Exhibit 99

HILLENBRAND INDUSTRIES
Financial News Release

HILLENBRAND INDUSTRIES REPORTS FIRST QUARTER REVENUES FROM CONTINUING
OPERATIONS OF $528 MILLION AND FULLY DILUTED EARNINGS OF $0.89 PER SHARE

2004 full year revenues from continuing operations and fully diluted earnings per share guidance adjusted to reflect acquisitions. Earnings per share from continuing operations guidance reconfirmed at $4.15 to $4.23 per fully diluted share on revenues of $2.35 billion to $2.39 billion, excluding the effects of a corporate development matter to be announced today.

BATESVILLE, IND., FEBRUARY 13, 2004 - Hillenbrand Industries, Inc. (NYSE:HB) today reported unaudited financial results for its fiscal first quarter ended December 31, 2003. Consolidated income from continuing operations for the Company’s fiscal first quarter totaled $56 million, or $0.89 per fully diluted share, up from $7 million, or $0.11 per fully diluted share, earned in the prior year first quarter. Consolidated revenues from continuing operations for the quarter increased $79 million, or 18 percent to $528 million from $449 million in the prior year comparable period — $66 million of which is a favorable differential in net capital gains and losses at Forethought.

Frederick W. Rockwood, president and chief executive officer said, “We’re very pleased with our first quarter revenue and earnings results as we experienced strong gross margin expansion across all businesses. Revenues benefited from our acquisition of Advanced Respiratory, and increased volume at Batesville Casket due to new products and the earlier than historical flu season this winter in the U.S., in addition to $10 million in net capital gains recognized at our Forethought subsidiary.”

In further comment Mr. Rockwood added, “We continue to carefully monitor and control operating expenses and manage the enterprise to maximize cash flow in order to provide continued financial flexibility and liquidity. While our cash balance was reduced during the quarter by our final payment made to Kinetic Concepts, Inc. (KCI) under the previous settlement agreement and our acquisition of Advanced Respiratory, we’re confident that our ability to produce operating cash flow will continue. This should enable us to fund new product and service initiatives, and make additional acquisitions to support our long term goal of transforming Hillenbrand into a company that can deliver annual 10 percent revenue growth, 15 percent earnings growth and at least a 15 percent increase in shareholder value.”

Commenting on guidance for the second quarter and for the year, Mr. Rockwood said, “There are several reasons why we are not raising guidance for the year at this time. We had assumed a 34 percent effective tax rate for the year in previous guidance. At this time, we now believe that the effective tax rate could approximate 36 percent for the 2004 fiscal year, giving us a negative impact of approximately $0.13 per fully diluted share. Partially offsetting that impact is an approximate $0.03 fully diluted per share net benefit from Mediq, which closed in the second quarter, our higher results in the first quarter, and revenue and earnings benefits from Advanced Respiratory. Our current guidance could change, as we continue to look at opportunities to reduce our effective tax rate. Additionally we could realize increased demand in our base business, as well as manage to lower operating expenses. As a potential downside we could experience order movement between quarters this fiscal year in capital sales at Hill-Rom as we roll out two new products - CareAssist and Versacare. Because of all these factors, we believe it is prudent to maintain our current guidance for the year at this time.”

Consolidated Results — Highlights

Consolidated gross profit improved $81 million to $243 million in the quarter from the prior year first quarter of $162 million — $66 million of which is a favorable differential in net capital gains and losses at Forethought.

Other operating expenses for the quarter totaled $153 million, including insurance operations, an increase from $149 million in the fiscal 2003 first quarter. As a percentage of revenues, operating expenses decreased to 29.0 percent in fiscal 2004 from 33.2 percent in the prior year period as a result of the higher revenue base.

Cash and cash equivalents (excluding investments in insurance operations) decreased $110 million to $70 million from $180 million at September 30, 2003. The primary reasons for the decrease relate to the $75 million payment made in December, 2003 as part of the prior year settlement of litigation with KCI, and the $75 million paid for Advanced Respiratory, Inc.

Corporate development activities included the acquisition of Advanced Respiratory, Inc. (ARI), Mediq for approximately $330 million, and the remaining part of NaviCare Systems that we did not own for $14 million, subject to adjustments. The Company also announced it completed the sale of Hill-Rom’s piped-medical gas business, with 2003 fiscal year revenues of approximately $47 million, for approximately $14 million, and announced its intention to sell its infant care business.

Health Care — Highlights

Capital sales revenue decreased $7 million, or 4.1 percent, to $165 million in the fiscal first quarter of 2004 compared to $172 million in the first quarter of 2003. The revenue decrease was attributable to modest volume declines in non-bedframe products. Gross profit decreased $4 million from $83 million to $79 million in the fiscal first quarter of 2004. As a percentage of sales, gross profit was 47.9 percent in the 2004 fiscal first quarter compared to 48.3 percent in the same period of 2003.

Therapy rental revenue increased $12 million to $93 million from $81 million, due entirely to the addition of Advanced Respiratory’s revenues. Gross profit increased $9 million to $50 million in the first quarter of 2004, compared to $41 million in the prior year period. As a percentage of sales, gross profit was 53.8 percent in the quarter, up from 50.6 percent in the first quarter of 2003.

Funeral Services — Highlights

Funeral services revenue of $164 million increased $12 million from the $152 million reported in the prior year comparable period. Gross profit increased $7 million to $90 million in the quarter from $83 million in the comparable prior year period.

Insurance revenues, consisting of underwriting and investment revenues, increased $62 million to $106 million in the quarter, up from $44 million in the comparable prior year period — $66 million of which is a favorable differential in net capital gains and losses. Gross profit of $24 million increased $69 million compared to the loss of $45 million reported in the prior year.

For a more complete review of the Company’s first quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter ended December 31, 2003. This report should be filed with the Securities and Exchange Commission (SEC) on Friday, February 13, 2004.

Guidance Summary For 2004

Hillenbrand Industries provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and before special items. The guidance provided in this release does not give effect to a corporate development matter that will be announced in a separate release that will follow shortly after this release.

Outlook for 2004 Fiscal Second Quarter Ending March 31, 2004
($ in millions, except EPS)

Revenues:
Health Care sales	$181	to	$185
Health Care therapy rentals	118	to	120
Funeral Services sales	179	to	181
Insurance revenues	100	to	102
Total revenues	578	to	588
Other operating expenses	164	to	169
Income taxes	35	to	36
Diluted earnings per share from continuing operations	$0.94	to	$0.98
Average shares outstanding — diluted			62,500

Estimated gross margins (As a percent of revenues):

Health Care sales	49.0%
Health Care therapy rentals	47.5
Funeral Services sales	56.5
Insurance revenues	15.5
Gross margin total	45.5

Outlook for 2004 Fiscal Year End, September 30, 2004
($ in millions, except EPS)

Net Revenues	$2,345	to	$2,385
Gross Margin			46%
Other Operating Expenses	$653	to	$667
Tax Rate			36.0%
Diluted earnings per share	$4.15	to	$4.23

Conference Call

The Company will sponsor a conference call for the investing public at 9:00 a.m. EST on Friday, February 13, 2004. In the call, management will discuss the results for the fiscal first quarter ended December 31, 2003, along with expectations for the remainder of 2004 and a corporate development matter that will be disclosed today. The call is available at www.hillenbrand.com or www.prnewswire.com during the call and will be archived through February 27, 2004 for those who are unable to listen to the live Web cast. Interested parties may also access the conference call live by dialing 800-230-1074 (International callers 612-288-0318) at the above time. A replay of the call is also available through February 27, 2004 at 800-475-6701 (320-365-3844 International). Code 717307 is needed to access the replay.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville. Hill-Rom Company is a recognized manufacturer of equipment for the healthcare industry and a provider of associated services for wound, pulmonary and circulatory care, as well as providing medical equipment outsourcing and asset management services. Batesville Casket Company and Forethought Financial Services both serve the Funeral Services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

Disclosure Regarding Forward-Looking Statements:

Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “should,” “continue,” or derivatives thereof, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include those regarding guidance for 2004, and increasing shareholder value. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. They are not guarantees of future performance. Factors that could cause actual results to differ include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, increased costs or unavailability of raw materials, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, the performance of the Company’s insurance investment portfolio, tax-related matters, potential exposure to product liability claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions, labor matters and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2003 and, when filed, the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003. The Company assumes no obligation to update or revise any forward-looking statements. Readers should also refer to the various disclosures made by the Company in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

CONTACTS:

Hillenbrand Industries: Wendy Wilson, Vice President, Investor Relations, 812-934-7670, Christopher P. Feeney, Director Corporate Communications, 812-934-8197

###

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	1Q04	4Q03	3Q03	2Q03	1Q03

Net revenues
Health Care sales	$165	$199	$193	$185	$172
Health Care therapy rentals	81	80	77	80	81
Acquisition revenue — ARI	12
Funeral Services sales	164	156	156	164	152
Insurance revenues	106	106	100	97	44

Total revenues	528	541	526	526	449
Cost of revenue
Health Care cost of sales	86	96	93	92	89
Health Care therapy rental expenses	39	41	37	43	40
Acquisition cost of revenues — ARI	4
Funeral Services sales cost of sales	74	69	69	72	69
Insurance cost of revenue	82	78	82	82	89

Total cost of revenue	285	284	281	289	287
Gross profit
Health Care	79	103	100	93	83
Health Care therapy rentals	42	39	40	37	41
Acquisition — ARI	8
Funeral Services	90	87	87	92	83
Insurance	24	28	18	15	(45)

Total gross profit	243	257	245	237	162

Operating expense	153	145	142	137	149

Net income	$57	$6	$62	$62	$8

Diluted earnings per share:
Earnings per share from continuing operations	$0.89	$0.89	$0.97	$0.96	$0.11
Earnings per share	$0.91	$0.10	$1.00	$1.00	$0.12

Dividends per common share	$0.27	$0.25	$0.25	$0.25	$0.25

Cash Flows from Operations and Purchases
Cash flow from operations	$(13)	$169	$147	$(36)	$96
Capital expenditures	(20)	(34)	(29)	(34)	(18)

Cash flow from operations less capital expenditures	$(33)	$135	$118	$(70)	$78

Cash and cash equivalents	$70	$180	$262	$188	$301

Hillenbrand Industries
Condensed Consolidated Earnings
Unaudited
(Dollars in millions)

	Quarter			YTD

Condensed Statement of Earnings	1Q04	1Q03	Y/Y %	1Q04	1Q03	Y/Y %

Net revenues	$516	$449	15%	$516	$449	15%
Acquisition revenue — ARI	12			12
Cost of revenue	281	287	(2%)	281	287	(2%)
Acquisition cost of revenue — ARI	4			4

Gross profit	243	162	50%	243	162	50%
Operating expense	153	149	3%	153	149	3%
Other income / (loss)	(4)	(2)		(4)	(2)
Income tax expense	30	4		30	4

Income from continuing operations	56	7	700%	56	7	700%
Discontinued operations (net of tax)	1	1		1	1

Net Income	$57	$8	613%	$57	$8	613%

Diluted earnings per share:
Earnings per share from continuing operations	$0.89	$0.11		$0.89	$0.11
Earnings per share	$0.91	$0.12		$0.91	$0.12
Average common shares outstanding — diluted (thousands)	62,432	62,099		62,432	62,099